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                                                                      Exhibit 23


INDEPENDENT AUDITORS' CONSENT


We consent to the incorporation by reference in Registration Statement No. 333-69334 and 333-71866 on Form S-8 and Registration Statement No. 333-70102 on Form S-3 of Transgenomic, Inc. of our report dated February 4, 2003 (March 31, 2003 as to the second paragraph of Note Q) (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the Company's change in method of accounting for goodwill and other intangible assets in connection with the adoption of Statement of Financial Accounting Standards No. 142, GOODWILL AND OTHER INTANGIBLE ASSETS, in 2002 and the Company's receipt of a commitment letter for a new revolving credit agreement on March 31, 2003), appearing in this Annual Report on Form 10-K of Transgenomic, Inc. for the year ended December 31, 2002.



/s/ Deloitte & Touche LLP

DELOITTE & TOUCHE LLP
Omaha, Nebraska
March 31, 2003